EXHIBIT 99.1

February 10, 2021

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for the Third Quarter

MIDLAND, TX – 2/10/2021 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $80,497 for the quarter ending December 31, 2020, the Company’s third quarter of fiscal 2021. This compares to net income of $35,196 for the quarter ending December 31, 2019.

Operating revenues, in the third quarter of fiscal 2021 were $699,894, compared to $769,778 for the second quarter of fiscal 2020. This is the result of a 13% increase in oil production, an 8% increase in gas production and a 29% increase in gas prices partially offset by a 28% decrease in oil prices.

The average sales price for the quarter ending December 31, 2020 was $2.08 per Mcf and $40.01 per barrel compared to $1.61 per Mcf and $55.91 per barrel, respectively for the quarter ending December 31, 2019.

For the nine months ended December 31, 2020, the Company reported a net loss of $261,143 compared to a net loss of $101,777 for the nine months ended December 31, 2019. Operating revenues were $1,774,966 for the nine months ended December 31, 2020, a 15% decrease from $2,095,253 for the December 31, 2019 nine month period resulting primarily from the COVID-19 pandemic.

The Company participated in the drilling of 20 horizontal wells for the fiscal year ending March 31, 2021. Eight of these wells have been completed and are currently producing. The remaining twelve wells are in various stages of drilling or completion.

In addition to the 20 wells mentioned above, the Company participated in the completion of 22 horizontal wells which were drilled during fiscal 2020 located in Eddy and Lea Counties, New Mexico. The Company has paid approximately $270,000, which is the balance of the completion costs for the 22 wells. Of these wells, 13 wells were completed during the first six months of fiscal 2021. In December 2020, four more of these wells were completed and initially produced at an average production rate of 1,171 barrels of oil; 4,004 barrels of water; and 2,517,000 cubic feet of gas per day, or 1,591 barrels of oil equivalent per day. Mexco’s working interest in these four wells is .36%. Another three of these wells were also completed in December 2020 and the remaining two wells were completed in January 2021.

Our working interests in the above mentioned 42 wells range from .03% to 1.2% with a total capital expenditure in fiscal 2021 to date of approximately $1,295,000. We expect 34 out of the 42 wells to be completed by the end of the fiscal year, March 31, 2021.

The President and Chief Financial Officer of the Company stated, “Based on our progress in completing the 22 wells drilled but uncompleted in fiscal 2020 and eight of the 20 wells drilled this fiscal year, we expect to continue to increase volumes of oil and gas produced. Also, we are pleased with the increases in oil and gas prices in the current quarter.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2020. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.